Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary (631) 537-1001, ext. 7255
BRIDGE BANCORP, INC. ANNOUNCES SECOND QUARTER 2010 DIVIDEND
(Bridgehampton, NY —June 30, 2010) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced the declaration of a quarterly dividend of $0.23 per share. The dividend will be payable on July 27, 2010 to shareholders of record as of July 13, 2010. The Company continues its trend of uninterrupted dividends.
Bridge Bancorp, Inc., a New York corporation, is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. With assets of nearly $1 billion, the Bank operates in markets throughout Suffolk County, New York and provides deposit and loan products and financial services through its full service branch network and electronic delivery channels. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. The Bank currently operates 17 retail branches in Suffolk County, Long Island. New branches have opened in Shirley and Center Moriches and will be joined later this summer by branches in Deer Park and Patchogue.